     TEXAS INDUSTRIES, INC.

THREE-YEAR INCENTIVE PLAN
adopted pursuant to the
MASTER PERFORMANCE-BASED INCENTIVE PLAN

This Three-Year Incentive Plan is adopted by the Compensation Committee of the Board of Directors pursuant to the Texas Industries, Inc. Master Performance-Based Incentive Plan (“Master Incentive Plan”). This Three-Year Incentive Plan is subject to all of the terms and conditions of the Master Incentive Plan. Terms not defined in this Three-Year Incentive Plan have the same meanings as in the Master Incentive Plan. Amendments and exceptions to this Three-Year Incentive Plan may be made only in the manner provided in the Master Incentive Plan.

1.	Performance Period

The three fiscal years beginning June 1, 2013 and ending May 31, 2016.

2.    Participants

Participants are recommended by management of the Company and approved by the Compensation Committee.

3.	Objectives

This Three-Year Incentive Plan establishes minimum, target and maximum goals for the following three objectives:

•	Gross Margin - Gross Profit as shown in the Company's consolidated statement of operations for the Performance Period divided by Net Sales (expressed as a percentage by multiplying the result by 100).

•
Selling, General & Administrative Expense (“SG&A”) as a Percent of Net Sales - All Performance Period SG&A expense (except stock based compensation that is determined based on a mark-to-market calculation) divided by Net Sales (expressed as a percentage by multiplying the result by 100). Net Sales is defined as the net sales amount shown in the Company's consolidated statement of operations for the Performance Period.

•
Return on Equity (“ROE”) - Average of net income as a percentage of the average shareholders' equity of the Company for each fiscal year in the Performance Period, based on the net income and shareholders' equity reported to shareholders in the Company's consolidated financial statements for periods included in the Performance Period, rounded to the nearest one-tenth (1/10) of one percent (1%). A fiscal year's “average shareholders' equity” is the average of its four fiscal quarters' shareholders equity. A “fiscal quarter's shareholders' equity” is the sum of its beginning and ending balances divided by two.

The Administrative Committee, in its discretion, may exclude profits and losses considered to be extraordinary from the calculations.

All calculations include the cost of incentive Awards. All objectives are calculated on a consolidated basis for the Performance Period.

4.	Award Calculation

The amount of Award is based on the Company's three year average for the objectives as defined in Section 3 and listed in Section 5. The Award is calculated by multiplying the weight of the applicable objective and Award Percentage shown in the schedule in Section 5. These amounts are then added to arrive at the total Award Percentage, which is multiplied by a Participant's base salary on the last day of the Performance Period to arrive at the amount of the Participant's Award.

Individuals who become Participants during the Performance Period will have their Award pro-rated in six months increments (i.e., participation for an increment of less than six months will not be included in the calculation) for the amount of time they participated prior to the end of the Performance Period, with a six (6) month minimum participation requirement for eligibility for payment of an award.

See Example in Section 5 for the Award Calculation.

5.	Award Schedule

Three-Year Incentive Plan
For The Three Consecutive Fiscal Year Period
Ending May 31, 2016

ROE (40% Weight)	Gross Margin (40% Weight)	SG&A as a % of Net Sales (20% Weight)	Award Percentage*
Less than 8%	Less than 15%	Higher than 8%	—%
8% to less than 10%	15% to less than 16%	Between 7.1% - 8.0%	50%
10% to less than 12%	16% to less than 17%	Between 6.1% - 7.0%	70%
12% to less than 14%	17% to less than 18%	Between 5.1% - 6.0%	100%
14% and above	18% and above	5.0% and Lower	140%
*% of Base Salary

Example - For the Performance period, ROE was 11%, Gross Margin was 17% and SG&A was 7.8%.

Objective	Weight		Payout %		Award %
ROE	40%	X	70%	=	28%
Gross Margin	40%	X	100%	=	40%
SG&A as a % of Net Sales	20%	X	50%	=	10%
Total Award Percentage					78%

In summary, the Participants would receive 78% of their base salary.

The President and Chief Executive Officer's Award Percentage will be double that shown in the schedule above.

This plan will become effective upon shareholder approval of the “Master Incentive Plan” at the 2013 Annual Shareholder Meeting.